UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2015

YOU ON DEMAND HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35561	20-1778374
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

375 Greenwich Street, Suite 516

New York, New York 10013

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 212-206-1216

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

The Annual Meeting of Shareholders (the “Annual Meeting”) of YOU On Demand Holdings, Inc. (the “Company”) was held on December 29, 2015. At the Annual Meeting, the shareholders voted on the following proposals and cast their votes as described below.

Proposal 1(a). Holders of the Company’s Common Stock, Series A Preferred Stock and Series E Preferred Stock, voting together as a single class, elected four directors to the Company’s Board of Directors to hold office for a one-year term until the annual meeting of shareholders in 2016 and until their successors are re-elected and qualified. The votes for each of the nominees were as follows:

	For	Withheld	Abstained	Broker Non-Votes
Shane McMahon	20,685,675	17,034	0	0
James S. Cassano	20,676,857	25,852	0	0
Jin Shi	20,639,527	63,182	0	0
Arthur Wong	20,631,512	71,197	0	0

Proposal 1(b). Holders of the Company’s Series E Preferred Stock, voting as a separate class, elected one director, Xuesong Song, to the Company’s Board of Directors to hold office for a one-year term until the annual meeting of shareholders in 2016 and until his successor is re-elected and qualified. The votes regarding this proposal were as follows:

For	Against	Abstained	Broker Non-Votes
3,960,394	54,838	173,742	0

Proposal 2. A management proposal to approve the issuance of shares of common stock to Beijing Sun Seven Stars Culture Development Limited, and its affiliate, Tianjin Enternet Network Technology Limited, and the potential change of control of the company that could result due to such issuances, which was included in the Company’s proxy materials, was withdrawn and no vote was taken.

Proposal 3. Shareholders ratified the selection of KPMG Huazhen LLP (formerly known as KPMG Huazhen (Special General Partnership)) as independent registered public accounting firm for the fiscal year ending December 31, 2015. The votes regarding this proposal were as follows:

For	Against	Abstained	Broker Non-Votes
20,690,732	10,022	1,955	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YOU ON DEMAND HOLDINGS, INC.

Date: January 5, 2016	By:	/s/ Xuesong Song
Xuesong Song
Executive Chairman